UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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The Brink’s Company

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On March 14, 2012, The Brink’s Company (the “Company”) filed and distributed its definitive proxy statement for the annual meeting of shareholders of the Company to be held on May 4, 2012 (the “Proxy Statement”).  Commencing on April 24, 2012, the Company sent the following communication to certain of its shareholders.

[Brink’s Letterhead]

April 24, 2012

Re:   The Brink’s Company 2012 Annual Meeting of Shareholders — May 4, 2012

       ·   Vote “FOR” the Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

Dear Shareholders:

    We are writing to ask for your support at our 2012 Annual Meeting by voting in accordance with the unanimous recommendations of our Board of Directors on all proposals, including Proposal No. 2 — Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”).  We strongly believe our executive compensation program directly links pay with performance and is in the best interests of the Company’s shareholders. In connection with our 2012 Annual Meeting, there are two points that we wish to bring to your attention as you consider your vote:

•
ISS has recommended that its clients vote “against” the Say-on-Pay proposal based on an error it has made in the characterization of a succession payment made to the Company’s former Chairman, President and Chief Executive Officer, Michael Dan.  The Company brought this error to the attention of ISS, but ISS has thus far not changed its recommendation.

•
ISS reached this conclusion despite its own analysis indicating “reasonable alignment of CEO pay and company performance” and “Low” concern about all other aspects of the Company’s compensation program, and notwithstanding the significant recent efforts by the Company and its Compensation and Benefits Committee to ensure that its executive compensation program reflects best practices and aligns pay with Company performance.

The Board of Directors strongly disagrees with ISS’s flawed recommendation, and urges you to vote “FOR” the Say-on-Pay proposal.

ISS Erroneous Position on Succession Payment

In the absence of any criticism of the Company’s executive compensation practices and disclosures, ISS has recommended a vote against the Say-on-Pay proposal because it erroneously attributed a contractually-required succession payment to Mr. Dan upon the termination of his employment as an inappropriate discretionary retirement payment.

In fact, however, the $4.179 million succession payment cited and criticized by ISS was required to be made to Mr. Dan pursuant to the “termination without cause” provision of his employment agreement with the Company that had been in place since 1998. The Company disclosed in its Current Report on Form 8-K announcing the management transition in November 2011 and in its 2012 Proxy Statement that Mr. Dan’s termination of employment with the Company in December 2011 was a “termination without cause” under his 1998 employment agreement for purposes of all contractual entitlements.

ISS has not previously criticized the Company’s employment agreement with Mr. Dan.  To the contrary, in recommending in favor of the Company’s say-on-pay proposal last year, ISS concluded specifically that the Company’s existing Severance/Change-in-Control Arrangements presented Low concern to shareholders.  Indeed, even in its current report, ISS acknowledges that “severance compensation is common to help smooth a termination-without-cause departure.”

In short, the payment to Mr. Dan that was highlighted by ISS was required under a contract never before criticized by ISS, was entirely appropriate and provides no basis to disapprove of the Company’s executive compensation program.  ISS’s conclusion to the contrary is erroneous.

Executive Compensation Program Enhancements

The Company has long been committed to a pay-for-performance philosophy and an adherence to best practices in executive compensation.  In order to strengthen the executive compensation program, the Compensation and Benefits Committee has recently completed a comprehensive review of the executive compensation program with the assistance of two nationally-recognized outside compensation consultants.  These enhancements and additional actions are detailed in our Compensation Discussion and Analysis on pages 15 to 16 of our 2012 Proxy Statement available at http://www.brinks.com/py/2012ProxyStatement.pdf.  These actions clearly demonstrate the Company’s responsiveness to the 2011 Say-on-Pay vote, improvements to its executive compensation program and a commitment to its pay-for-performance philosophy.

Conclusion

The Company believes that its executive compensation program is in the best interests of the shareholders and therefore urges shareholders to vote “FOR” the Say-on-Pay proposal.  Given that ISS determined that it has no concerns with the Company’s executive compensation program, we believe shareholders should reject its flawed rationale for its negative recommendation on the Say-on-Pay proposal.

Even if you have already voted, you can change your vote at any time before the 2012 Annual Meeting as described in more detail in the 2012 Proxy Statement.  For assistance in changing your vote, contact Innisfree M&A Incorporated toll-free at 1-888-750-5834.

We appreciate your time and consideration of these matters.

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